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                                                                     Exhibit 5.1


           Opinion of Shulman, Rogers, Gandal, Pordy & Ecker, P.A.



                                            May 21, 1998



Clarion Commercial Holdings, Inc.
335 Madison Avenue
New York, New York 10017

Ladies and Gentlemen:

              In connection with the registration under the Securities Act of 1933 (the "Act") of 11,500,000 shares of Class A common stock (the "Common Stock") of Clarion Commercial Holdings, Inc., a Maryland corporation, on its Registration Statement on Form S-11 (No. 333-47887) (the "Registration Statement"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion the Common Stock has been duly and validly authorized and, when issued upon the terms and in the manner set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to our being named therein and to the summarization of our opinion therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.


                                        Very truly yours,


                                        Shulman, Rogers, Gandal, Pordy & Ecker,
                                        a Professional Association


                                        By: /s/ Carl Ecker
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